Exhibit 99.1

Sarasota, FL 34232

April 18, 2024

Adena T. Friedman
Chair and Chief Executive Officer
Nasdaq, Inc.
Via Electronic Mail

Dear Ms. Friedman,

I write to bring your attention to potential market manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which operates the Truth Social platform and has traded on the Nasdaq Stock Market under the ticker “DJT” since March 26, 2024.

As you know, “naked” short selling—selling shares of a stock without first borrowing the shares of stock deemed difficult to locate—is generally illegal pursuant to Securities and Exchange Commission (“SEC”) Regulation SHO.  As of April 17, 2024, DJT appears on Nasdaq’s “Reg SHO threshold list,”1 which is indicative of unlawful trading activity.  This is particularly troubling given that “naked” short selling often entails sophisticated market participants profiting at the expense of retail investors.

Reports indicate that, as of April 3, 2024, DJT was “by far” “the most expensive U.S. stock to short,” meaning that brokers have a significant financial incentive to lend non-existent shares.2   Data made available to us indicate that just four market participants have been responsible for over 60% of the extraordinary volume of DJT shares traded:  Citadel Securities, VIRTU Americas, G1 Execution Services, and Jane Street Capital.

In light of the foregoing, and Nasdaq’s obligation and commitment to protect the interests of retail investors,3 please advise what steps you can take to foster transparency and compliance by ensuring market makers are adhering to Reg SHO, requiring brokers to disclose their “Net Short” positions, and preventing the lending of shares that do not exist.

TMTG looks forward to assisting your efforts.

Sincerely,

Devin Nunes
Chief Executive Officer

1 https://www.nasdaqtrader.com/trader.aspx?id=regshothreshold
2 https://www.cnbc.com/2024/04/03/trump-media-is-the-most-expensive-us-stock-to-short-by-far.html
3 https://www.nasdaqtrader.com/content/productsservices/Trading/EquitiesRetailOfferingOverview.pdf